UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Ibis Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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**** YOUR VOTE IS EXTREMELY IMPORTANT ****

Without your vote we may be unable to distribute the remaining cash to our shareholders!

Dear Ibis Shareholder:

At additional expense to the company and our shareholders, we have had to adjourn the Special Meeting a second time.  We have adjourned Special Meeting for the final time, to January 30, 2009 at 11:00 am, Eastern Time, to be held at the Company’s offices at 32 Cherry Hill Drive, Danvers, Massachusetts.

According to our records your shares have NOT yet been voted.  We ask that you please vote your shares.  To date, although the overwhelming majority of votes cast have been in favor of the plan of liquidation, we have not yet obtained the necessary two-thirds vote of outstanding shares required to pass the plan of liquidation and dissolution.

If our stockholders fail to approve the plan of liquidation and dissolution, we may be unable to distribute the remaining cash to the shareholders and we may be required to either continue to operate our business, otherwise continue to sell our business, assets or company, or seek bankruptcy protection.

Accordingly, we are furnishing you an additional Voting Instruction Form to enable you to instruct your broker how you wish your shares to be voted.  The quickest way to have your shares counted is to vote via the telephone or the internet.  Instructions on how to vote over the phone or internet are enclosed in this package.

Your shares cannot be represented at the Adjourned Special Meeting unless you either sign and return the enclosed voting form or vote by telephone or over the internet.

**** PLEASE VOTE TODAY ****

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at 800-607-0088.

Regards,

William J. Schmidt
Secretary